Filed Pursuant to Rule 424(b)(3)
Registration No. 333-272876
PROSPECTUS

Femasys Inc.
3,388,525 Shares

Common Stock
This prospectus relates to the offer and resale from time to time by the selling stockholders named in this prospectus of up to an aggregate of 3,388,525 shares of our common stock, par value $0.001 per share. These shares consist of (i) 3,196,722 shares of common stock issuable upon the exercise of common stock purchase warrants that were initially issued in a private placement to certain institutional and accredited investors and (ii) 191,803 shares of common stock issuable upon the exercise of placement agent warrants that were initially issued to certain designees of H.C. Wainwright & Co., LLC (“Wainwright”), as part of Wainwright’s compensation for serving as our exclusive placement agent in connection with the private placement and a concurrent registered direct offering completed on April 20, 2023.
Our registration of the securities covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares of common stock. The selling stockholders may sell or otherwise dispose of the shares of common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the selling stockholders may sell their shares in the section entitled “Plan of Distribution.”
One or more of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares.
We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We will, however, receive the proceeds from any exercise of the warrants for cash.
Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “FEMY.” On July 6, 2023, the last reported per share price of our common stock on the Nasdaq was $0.51 per share.
We have received a notice from Nasdaq that we are not in compliance with Nasdaq’s minimum bid price requirement as the minimum bid price of our common stock had been below $1.00 per share for 30 consecutive business days (the “Minimum Bid Price Requirement”). We have until November 28, 2023, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the minimum bid price of our common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this grace period. In the event we do not regain compliance with the Minimum Bid Price Requirement by November 28, 2023, we may be eligible for an additional 180-calendar day compliance period. If we do not regain compliance with the Minimum Bid Price Requirement by the end of the compliance period (or the second compliance period, if applicable), our common stock will become subject to delisting. See “Offering Summary – Nasdaq Delisting Notice” and “Risk Factors – “We have received a deficiency letter from Nasdaq relating to our non-compliance with Nasdaq’s continued listing requirements and our common stock could become subject to delisting from Nasdaq if we fail to regain compliance.”
Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described beginning on page 4 of this prospectus under the caption “Risk Factors” and in the documents incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 14, 2023.

i

ABOUT THIS PROSPECTUS
We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under “Incorporation of Certain Documents by Reference” before buying any of the securities offered.
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) under which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus.
A prospectus supplement may add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”
You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information, and if anyone provides, or has provided you, with different or inconsistent information, you should not rely on it. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement or in the documents incorporated by reference herein is accurate only as of the date of the document containing the information, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
For investors outside of the United States, neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.
INDUSTRY AND MARKET DATA
This prospectus and the information incorporated by reference herein contain market and industry statistics that are based on various sources that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. We believe the data contained in these reports or publications to be reliable as of the date of this prospectus, but there can be no assurance as to the accuracy or completeness of such information. We have not independently verified the market and industry data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.
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THE COMPANY
This summary contains basic information about us. You should carefully read the entire prospectus and the documents we incorporate by reference herein. Some of the statements contained in this prospectus and the documents incorporated by reference herein, including statements under this summary and “Risk Factors”, are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. You should not put undue reliance on the these forward-looking statements. References to “we,” “our,” “us,” the “Company,” or “Femasys” refer to Femasys Inc., a Delaware corporation.
Business Overview
Femasys is a biomedical company focused on transforming women’s healthcare by developing novel solutions and next-generation advancements providing significant clinical impact to address severely underserved areas. Our mission is to provide women worldwide with superior minimally-invasive, non-surgical product technologies, accessible in the office, improving patient care and overall health economics. We are a woman-founded and led company with an expansive, internally created intellectual property portfolio with over 150 patents globally, in-house chemistry, manufacturing, and controls (CMC) and device manufacturing capabilities and proven ability to develop and commercialize products. Our suite of products and product candidates address what we believe are multi-billion dollar global market segments in which there has been little advancement for many years, helping women avoid pharmaceutical solutions, implants and surgery that can be expensive and expose women to harm. With an initial focus in the area of reproductive health, our two lead product candidates offer solutions for two ends of the spectrum: FemBloc for permanent birth control and FemaSeed as an artificial insemination infertility treatment.
April 2023 Concurrent Registered Direct Offering and Private Placement
On April 20, 2023, we completed a registered direct offering in which we issued and sold an aggregate of 1,318,000 shares of our common stock at a purchase price of $1.22 per share and pre-funded warrants to purchase up to 1,878,722 shares of our common stock with a purchase price equivalent to $1.2199 (the “April 2023 Public Offering”). In addition, in a concurrent private placement (“Private Placement” and together with the April 2023 Public Offering, the “April 2023 Offering”), we sold unregistered warrants to the same investors to purchase up to an aggregate of 3,196,722 shares of our common stock at an exercise price of $1.095 per share (the “Common Warrants”). The Common Warrants are exercisable immediately and will expire on October 15, 2028.
We received aggregate net proceeds of approximately $3.4 million, after deducting placement agent fees and other offering expenses payable by us, from the April 2023 Public Offering.
Wainwright served as our exclusive placement agent in connection with the April 2023 Offering. We paid Wainwright a placement agent’s fee equal to 7.5% of the aggregate purchase price of the securities sold in the April 2023 Public Offering; a management fee equal to 1.0% of the aggregate gross proceeds of the April 2023 Public Offering; $75,000 for non-accountable expenses; and $15,950 for clearing fees. In addition, we issued to designees of Wainwright as compensation warrants to purchase up to an aggregate of 191,803 shares of our common stock (the “Placement Agent Warrants”), equal to 6.0% of the aggregate number shares of our common stock sold in the April 2023 Public Offering. The Placement Agent Warrants have an exercise price equal to $1.525 per share, which is 125% of the offering price per share in the April 2023 Public Offering, is exercisable immediately and will expire on April 18, 2028. We refer to the Common Warrants and the Placement Agent Warrants collectively as the “Warrants.”
Corporate Information
We were incorporated in February 2004 as a Delaware corporation under the name Femasys Inc. Our principal executive office is located at 3950 Johns Creek Court, Suite 100, Suwanee, Georgia, 30024, and our telephone number is (770) 500-3910. Our website address is www.femasys.com. The information on, or that can be accessed through, our website is not part of this prospectus. We have included our website address as an inactive textual reference only.
We use “Femasys,” “FemBloc,” “FemChec,” “FemaSeed,” “FemVue,” “FemCerv,” “FemEMB,” and other marks as trademarks in the United States and other countries. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our right or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and any reference herein to “emerging growth company” has the meaning ascribed to it in the JOBS Act.
An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
•
being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;
•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the U.S. Securities and Exchange Commission, or the SEC. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected not to take advantage of such extended transition period, which means that we will adopt a new standard when it is issued or revised.
We are also a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

OFFERING SUMMARY
Common stock that may be offered by selling stockholders
3,388,525 shares, which are comprised of (i) 3,196,722 shares of common stock issuable upon the exercise of the Common Warrants, and (ii) 191,803 shares of stock issuable upon the exercise of the Placement Agent Warrants.
Use of proceeds
The selling stockholders will receive all of the net proceeds from the sale of the shares offered pursuant to this prospectus. We will not receive any of the proceeds from these sales. However, we will receive proceeds from the exercise of the Warrants if exercised for cash.
Plan of Distribution
The selling stockholders may sell or otherwise dispose the shares of our common stock covered by this prospectus in a number of different ways and at varying prices. For further information, see “Plan of Distribution” beginning on page 12.
Nasdaq Delisting Notice
We received a notice from Nasdaq that we are not in compliance with Nasdaq’s Minimum Bid Price Requirement. We have until November 28, 2023, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the minimum bid price of our common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this grace period. In the event we do not regain compliance with the Minimum Bid Price Requirement by November 28, 2023, we may be eligible for an additional 180-calendar day compliance period. If we do not regain compliance with the Minimum Bid Price Requirement by the end of the compliance period (or the second compliance period, if applicable), our common stock will become subject to delisting. See “Risk Factors – “We have received a deficiency letter from Nasdaq relating to our non-compliance with Nasdaq’s continued listing requirements and our common stock could become subject to delisting from Nasdaq if we fail to regain compliance.”
Risk Factors
You should read the “Risk Factors” section of this prospectus and the other information contained or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

RISK FACTORS
An investment in our securities involves a number of risks. Before deciding to invest in our securities, in addition to the risks and uncertainties discussed below under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks described under the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent quarterly and other reports we file with the SEC. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be materially harmed. This could cause the market price of our common stock to decline, resulting in a loss of all or part of your investment. The risks and uncertainties described in the documents referenced above are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. In addition, you should consider the following risk factor:
We have received a deficiency letter from Nasdaq relating to our non-compliance with Nasdaq’s continued listing requirements and our common stock could become subject to delisting from Nasdaq if we fail to regain compliance.
On June 1, 2023, we received a notice from Nasdaq that we are not in compliance with Nasdaq’s Minimum Bid Price Requirement. We have until November 28, 2023, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the minimum bid price of our common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this grace period. In the event we do not regain compliance with the Minimum Bid Price Requirement by November 28, 2023, we may be eligible for an additional 180-calendar day compliance period. If we do not regain compliance with the Minimum Bid Price Requirement by the end of the compliance period (or the second compliance period, if applicable), our common stock will become subject to delisting. In the event that we receive notice that our common stock is being delisted, the Nasdaq listing rules permit us to appeal a delisting determination by Nasdaq to a hearings panel.
We intend to continue to monitor the closing bid price of our common stock and may, if appropriate, consider available options to regain compliance with the Minimum Bid Price Requirement, including initiating a reverse stock split. However, there can be no assurance that we will be able to regain compliance with the Minimum Bid Price Requirement or will otherwise be in compliance with other Nasdaq Listing Rules. Failure to meet applicable Nasdaq Listing Rules could result in a delisting of our common stock, which could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the inability to advance our programs, potential loss of confidence by investors and employees, and fewer business development opportunities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and beliefs about future developments or events and their potential effects on us. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “could”, “would”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects”, “predicts”, “potential” and similar expressions intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that may cause such differences include:
•	our ability to develop and advance our current product candidates and programs into, and successfully initiate and complete, clinical trials;
•	the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results;
•	our ability to enroll subjects in the clinical trials for our product candidates in order to advance the development thereof on a timely basis;
•	our ability to obtain additional financing to fund the clinical development of our products and fund operations;
•	estimates regarding the total addressable market for our product candidates;
•	competitive companies and technologies in our industry;
•
our ability to obtain U.S Food and Drug Administration (FDA) approval for our permanent birth control system, ability to gain FDA grant of a de novo classification request for our intrauterine artificial insemination product, expand sales of our women-specific medical products and develop and commercialize additional products;

•
our ability to commercialize or obtain regulatory approvals, grants of de novo classification requests or 510(k) clearance for our product candidates, or the effect of delays in commercializing or obtaining regulatory authorizations;

•	our business model and strategic plans for our products, technologies and business, including our implementation thereof;
•	commercial success and market acceptance of our product candidates;
•	our ability to achieve and maintain adequate levels of coverage or reimbursement for our FemBloc system or any future products we may seek to commercialize;
•
our ability to manufacture our products and product candidates in compliance with applicable laws, regulations and requirements and to oversee third-party suppliers, service providers and vendors in the performance of any contracted activities in accordance with applicable laws, regulations and requirements;

•	adverse developments affecting the financial services industry;
•	the impact of the COVID-19 pandemic on our business, financial condition, results of operations, and prospects;
•	our ability to accurately forecast customer demand for our product candidates, and manage our inventory;
•
our ability to build, manage and maintain our direct sales and marketing organization, and to market and sell our permanent birth control system, artificial insemination product and women-specific medical product solutions in markets in and outside of the United States (U.S.);

•	our ability to obtain necessary financing for the Company and maintain adequate resources to fund our operations;

•	our ability to hire and retain our senior management and other highly qualified personnel;
•	FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets;
•	the timing or likelihood of regulatory filings and approvals or clearances;
•	our ability to establish and maintain intellectual property protection for our product candidates and our ability to avoid claims of infringement;
•	the volatility of the trading price of our common stock; and
•	our expectations about market trends.
We discuss many of these and other risks and uncertainties in greater detail under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated in our subsequent Quarterly Reports on Form 10-Q. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should read this prospectus, as well as the documents incorporated by reference into this prospectus, completely and with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.
USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders identified in this prospectus. However, we will receive proceeds from the exercise of the Warrants for cash. We expect to use these proceeds for working capital purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. The Warrants contain a “cashless exercise” feature that allows the holders to exercise any of such Warrants without making a cash payment to us if there is not an effective registration statement covering the resale of the shares issuable upon exercise of such Warrants.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock and provisions of our amended and restated certificate of incorporation, or Charter, and amended and restated bylaws, or Bylaws, are summaries. You should also refer to the text of the Charter and Bylaws, each of which are filed as exhibits to the registration statement of which this prospectus is part.
General
Our certificate of incorporation authorizes us to issue up to 200,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share, all of which remains undesignated.
Common Stock
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.
In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
Under the terms of our Charter, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock.
Anti-Takeover Provisions
Charter and Bylaws
Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. The Charter and Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by consent in writing. A special meeting of stockholders may be called only by a majority of our board of directors, the chair of our board of directors, or our chief executive officer.
The Charter further provides that the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend certain provisions of the Charter, including provisions relating to the election of directors, removal of directors, special meetings, actions by written consent and cumulative voting. The affirmative vote of holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend or repeal the Bylaws, although the Bylaws may be amended by a simple majority vote of our board of directors.
The Charter further provides that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms, and gives our board of directors the exclusive right to expand the size of our board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director.

Finally, the Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, or DGCL, or the Charter or Bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in the Charter to be inapplicable or unenforceable in such action.
The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts.
Section 203 of the DGCL
We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•	before such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2∕3%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:
•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, fifteen percent (15%) or more of the outstanding voting stock of the corporation.
Limitations on Liability and Indemnification Matters
The Bylaws provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by the DGCL. We have entered and intend to continue to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. Further, we intend to indemnify each of our directors and executive officers against certain liabilities, costs and expenses, and to purchase a policy of directors’ and officers’ liability insurance that insures our directors and executive officers against the cost of defense, settlement or payment of a judgment under certain circumstances. In addition, as permitted by Delaware law, the Charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Listing
Our common stock is traded on The Nasdaq Capital Market under the symbol “FEMY.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Broadridge Investor Communication Solutions, Inc.

SELLING STOCKHOLDERS
The selling stockholders acquired the Warrants from us in a private offering in connection with the completion of the April 2023 Public Offering on April 20, 2023, pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. We agreed to file a registration statement with the SEC for the purposes of registering for resale from time to time the shares of common stock that may be issued upon exercise of the Common Warrants and Placement Agent Warrants. For additional information regarding the issuances of the Warrants, see “The Company – April 2023 Concurrent Registered Direct Offering and Private Placement.”
The selling stockholders have not had any position or office, or other material relationship with us or any of our affiliates over the past three years, except as described in the table below.
The table below lists the selling stockholders and other information regarding the ownership of the shares of common stock offered hereby by the selling stockholders. The second column lists the number of shares of common stock owned by each selling stockholder as of June 8, 2023, assuming exercise of the Common Warrants or Placement Agent Warrants held by such selling stockholder on that date without regard to any limitations on exercises. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.
The Common Warrants and Placement Agent Warrants are immediately exercisable. In addition, a selling stockholder will not have the right to exercise its Common Warrants or Placement Agent Warrants to the extent such exercise would cause the selling stockholder, together with its affiliates, to beneficially own in excess of 4.99% of the then outstanding common stock following such exercise, excluding for purposes of such determination common stock issuable upon exercise of the Common Warrants or Placement Agent Warrants which have not been exercised. The number of shares in the second and fourth columns of the table do not reflect these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
We do not know how long the selling stockholders will hold the Warrants, whether any will exercise the Warrants, and upon such exercise, how long such selling stockholders will hold the shares of common stock before selling them. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.
Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each of the selling stockholders has sole voting and investment power with respect to all shares of common stock that the selling stockholder owns, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling stockholders, the selling stockholders are not a broker-dealer or an affiliate of a broker-dealer.
Name of Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Shares Being Offered	Shares Beneficially Owned After Offering
			Number of Shares	Percentage of Class(1)
Armistice Capital LLC(2)	6,393,444	3,196,722(3)	3,196,722	21.21%(4)
Michael Vasinkevich(5)	122,994	122,994(6)	0	*
Noam Rubinstein(5)	42,197	42,197(7)	0	*
Michael Mirsky(5)	18,221	18,221(8)	0	*
Craig Schwabe(5)	6,473	6,473(9)	0	*
Charles Worthman(5)	1,918	1,918(10)	0	*
*	Less than 1%
(1)
Based on 13,514,295 shares of our common stock issued and outstanding as of June 8, 2023. In computing the percentage ownership of a selling stockholder, we deemed outstanding shares of common stock subject to Warrants held by that selling stockholder that are exercisable within 60 days of June 8, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other selling stockholder.

(2)
The securities are held by Armistice Capital Master Fund Ltd. The securities may be deemed to be beneficially owned by (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of Armistice Capital Master Fund Ltd.; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the beneficial ownership limitations. The address of the Armistice Capital Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.
(3)
Represents 3,196,722 shares of common stock issuable upon the exercise of the Common Warrants, which are immediately exercisable. Does not take into account beneficial ownership limitations preventing Armistice Capital Master Fund Ltd. from exercising any of the Common Warrants to the extent following such exercise its beneficial ownership would exceed 4.99%.

(4)
Does not take into account beneficial ownership limitations preventing Armistice Capital Master Fund Ltd. from exercising any of its warrants to the extent following such exercise its beneficial ownership would exceed 4.99%.

(5)
The selling stockholder is affiliated with Wainwright, a registered broker-dealer and the placement agent for the April 2023 Offering with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and, as a designee of Wainwright, received as compensation Placement Agent Warrants in the transactions described under “The Company – April 2023 Concurrent Registered Direct Offering and Private Placement.” The selling stockholder acquired the Placement Agent warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(6)
Represents 122,994 shares of common stock issuable upon the exercise of Placement Agent Warrants, which are immediately exercisable. The Placement Agent Warrants are only exercisable to the extent that Michael Vasinkevich and his affiliates beneficially own no more than 4.99% of the outstanding common stock after exercise.

(7)
Represents 42,197 shares of common stock issuable upon the exercise of Placement Agent Warrants, which are immediately exercisable. The Placement Agent Warrants are only exercisable to the extent that Noam Rubinstein and his affiliates beneficially own no more than 4.99% of the outstanding common stock after exercise.

(8)
Represents 18,221 shares of common stock issuable upon the exercise of Placement Agent Warrants, which are immediately exercisable. The Placement Agent Warrants are only exercisable to the extent that Michael Mirsky and his affiliates beneficially own no more than 4.99% of the outstanding common stock after exercise.

(9)
Represents 6,473 shares of common stock issuable upon the exercise of Placement Agent Warrants, which are immediately exercisable. The Placement Agent Warrants are only exercisable to the extent that Craig Schwabe and his affiliates beneficially own no more than 4.99% of the outstanding common stock after exercise.

(10)
Represents 1,918 shares of common stock issuable upon the exercise of Placement Agent Warrants, which are immediately exercisable. The Placement Agent Warrants are only exercisable to the extent that Charles Worthman and his affiliates beneficially own no more than 4.99% of the outstanding common stock after exercise.

PLAN OF DISTRIBUTION
We are registering the resale by the selling stockholders or their permitted transferees of up to 3,388,525 shares of common stock that are issuable upon the exercise of the Warrants. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of securities.
The selling stockholders or their permitted transferees may, from time to time, sell any or all of shares of our common stock covered hereby on the Nasdaq stock market, or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	underwritten transactions;
•
block trades (which may involve a cross trade) in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the distribution of shares by any selling stockholder to its partners, members or stockholders;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling stockholders and/or the purchasers.
In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
We agreed to keep this prospectus effective until no selling stockholder that was a purchaser in the April 2023 Public Offering owns any Common Warrants or shares of common stock issuable upon exercise of the Common Warrants.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.
LEGAL MATTERS
The validity of any securities offered from time to time by this prospectus will be passed upon by Dechert LLP.
EXPERTS
The financial statements of Femasys Inc. as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2022 financial statements contains an explanatory paragraph that states that the Company’s recurring losses and negative cash flows from operations and net accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the common stock we may offer. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:
•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 30, 2023 and our Annual Report on Form 10-K/A as filed with the SEC on April 28, 2023;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed on May 11, 2023;
•
our Current Reports on Form 8-K filed with the SEC on March 13, 2023, March 30, 2023, April 18, 2023, April 20, 2023, May 4, 2023, June 2, 2023, June 8, 2023, June 15, 2023, June 21, 2023 and June 26, 2023; and

•
the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 14, 2021, including any amendments or reports filed for the purpose of updating such description.

These documents may also be accessed on our website at www.femasys.com. Except as otherwise specifically incorporated by reference in this prospectus supplement, information contained in, or accessible through, our website is not a part of this prospectus supplement.
We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:
Femasys Inc.
3950 Johns Creek Court, Suite 100
Suwanee, Georgia 30024
(770) 500-3910
Attn: Corporate Secretary

FEMASYS INC.

3,388,525 Shares

Common Stock
PROSPECTUS
July 14, 2023